AURELIO ANNOUNCES PRIVATE PLACEMENT FINANCING

& RE-PRICING OF STOCK PURCHASE WARRANTS

LAKEWOOD, COLORADO June 18, 2009 News Release #09-06

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) reports that the Company has completed a $166,667 private placement financing with Telifonda (Cayman) Ltd., who has subscribed to 1,666,667 shares at $0.10/share.

This subscription was in partial consideration for an agreement by the Company to extend the due date of a scheduled payment under the February 2009 Respite Agreement from May 31, 2009 until September 30, 2009. Separate from this financing, accrued interest under the Respite Agreement has been paid by Telifonda.

No fees or commissions were paid in conjunction with this financing.

Additionally, the Company reports that it has re-priced the Series A, Series B and Telifonda Warrants issued in conjunction with various financings competed by the Company during 2008:
Warrants	# Outstanding	Prior Exercise Price	New Exercise Price	Expiry Date
Series A	3,862,500	$0.35	$0.10	February 26, 2013

Series B	5,149,997	$0.35	$0.10	August 26, 2009

Telifonda	1,666,667	$0.50	$0.10	May 29, 2010

The exercise price of the Series A and Series B Warrants automatically ratcheted down to $0.10/share pursuant to the terms of the February 2008 10% Convertible Debenture Financing (which was repaid in October 2008). Telifonda agreed to a significantly-shortened exercise period (the original warrants expired in February 2013) in exchange for a reduction in the exercise price of their warrants.

Lastly, the Company notes that 738,278 warrants issued pursuant to the June 2007 private placement financing have expired (unexercised).

On behalf of the Board of Directors,

Stephen B. Doppler

President & CEO

303-795-3030

800-803-1371

About the Company

Aurelio Resource Corporation holds a 3% NSR interest in the Hill (Arizona) Copper-Zinc Project, which contains an estimated resource of 63.8 million tons grading 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold deposit in Durango, Mexico.

For additional information, please visit our website www.AurelioResource.com

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents required parties; misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K and Form 10-Q Reports filed with the Securities and Exchange Commission.